FOR IMMEDIATE RELEASE

March 10, 2016

PCSV Thrust world drone prix update

Thrust UAV Drone Team in Dubai Crashes in Final Qualifying Round

Boise, Idaho, March 10th— PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced an update on the progress of the Thrust UAV drone racing team currently in Dubai competing in the World Drone Prix.

Although successfully completing the first day of qualifying flights in a course that saw 22 teams drop from the roster on Monday, Team Falcon crashed on Tuesday in Dubai with only two qualifying laps remaining.

EJ Duarte, Director of R&D for the Thrust group, said, “We are thrilled that we were able to participate in the World Drone Prix, and our pilot, Jose Vela, performed as a true professional. Unfortunately, our team-mate that was bringing our full race kit was delayed two days due to a visa technicality and Jose was forced to fly all the qualifiers in dated gear. If he’d had our new high performance Riot on hand the results might have been different. Even so, just having our team and the Riot in Dubai for this event is historic.”

Jose Vela, the lead pilot for the Falcons, said “The course was tough and the competition in Dubai this week is incredible! I’m excited to be here all week showing off the performance capabilities of the new Riot to all the FPV racing enthusiasts that are gathered here. The Riot is a remarkable racer, truly a thrill to fly – I look forward to another opportunity to race it in the near future.”

Todd Hackett, PCS Edventures! CEO said “We’re disappointed that we didn’t make it those last two laps, but our mission in Dubai this week is still on – we’re introducing what we consider to be the number one racing drone in the world to racing enthusiasts from all over. The reaction we are getting is positive and we look forward to seeing the Riot in mass production very soon.”

About W.O.R.D. and the World Drone Prix

The World Organization of Racing Drones (W.O.R.D.) is the authority created to bring together the communities of drone racers, fans and manufacturers to create a sport unlike any other. Guided by five main pillars, W.O.R.D. will govern the World Drone Prix and related drone races, set rules and regulations for the industry and worldwide events, award host cities, accredit and attest pilots and organizations and last, but not least, spread awareness on the the positive commercial drone use. World Drone Prix Dubai 2016 is the Premiere of the World Drone Prix. Hosted in its birthplace, WDP Dubai 2016 Race is essentially Race Zero, serving as the season. World Drone Prix will be hosted around the globe throughout 2016, with the final Race held in Dubai. Visit WDP on Facebook to see ongoing updates from WDP all week.

About PCS Edventures!

PCS Edventures!, stock symbol PCSV, is a publicly traded company on the OTC:QB that focuses on engaging K12 STEM education, FPV drone racing, and robotics technology. Thrust-UAV is a PCSV business unit that creates cutting-edge solutions for the exploding FPV drone racing market. Thrust-UAV monetizes its leading-edge technology through the production of racing drones and precision, high-performance electronic modules applicable to many industries, including STEM education.

_ _

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Press and Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

# # #